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Contact:  D. Ross Davison
          Chief Financial Officer and Treasurer
          (205) 981-2823


          PJ AMERICA INCREASES STOCK REPURCHASE BY $5 MILLION



Birmingham, Alabama, May 4, 2000

     PJ America, Inc. (NASDAQ: PJAM), the largest franchisee of Papa John's International, Inc. announced today that its Board of Directors has approved an additional $5 million increase to the Company's share repurchase program, bringing the total authorization to date to $20 million. The authorization includes both open market purchases as well as private transactions.

     The Company has completed the $15 million in common stock repurchases previously authorized by its Board of Directors. After such repurchases, the Company has approximately 4.8 million shares of common stock outstanding.

     The Company also announced that its Board of Directors has authorized the Company to enter into a credit facility of $10 million to fund the increased share repurchase program and for general corporate purposes.